EXHIBIT 107
Calculation of Filing Fee Table
FORM
424(b)(2)
(Form Type)
MetLife, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.350% Fixed-to-Fixed Reset Rate Subordinated Debentures due 2055	457(r)	$1,000,000,000	100%	$1,000,000,000	$ 153.10 per $1,000,000	$153,100.00

Total				$1,000,000,000		$1,000,000,000		$153,100.00
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $1,000,000,000.